ANAVEX ANNOUNCES PRIVATE PLACEMENT

Hoboken, New Jersey, November 30, 2010 – Anavex Life Sciences Corp. (“ANAVEX” or the “Company”) (OTCBB: AVXL) announces that it closed a private placement.

Private Placement of Units

On November 26, 2010 the Company issued 29,851 units at a purchase price of US$3.35 per unit for gross proceeds of US$100,000. Each unit consists of one share of our common stock and one-half of one share purchase warrant. Each whole share purchase warrant entitles the holder to purchase one share of our common stock at a purchase price of US$4.50 per share for a period of 24 months. A finders fee of 2,985 Units, or 10%, is being paid to an offshore finder.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (www.anavex.com) is a biopharmaceutical company engaged in the discovery and development of novel drug candidates for the treatment of neurological and cancer diseases. The company's proprietary SIGMACEPTOR™ Discovery Platform involves the rational design of drug compounds targeted to specific receptors involved in the modulation of multiple cellular biochemical signaling pathways.

ANAVEX's SIGMACEPTOR™-N program involves the development of novel drug candidates that target neurological and neurodegenerative diseases (Alzheimer's disease, epilepsy, depression, pain). The company's lead drug candidates exhibit high affinity for sigma receptors, which have been extensively documented as potentially valuable drug targets and have demonstrated anti-amnesic and neuroprotective properties.

Anavex is a publically traded company under the symbol “AVXL”.

Forward-Looking Statements
Statements in this press release that are not strictly historical in nature are forward-looking statements. Forward-looking statements in this press include that we discover and develop novel drugs for neurological and cancer diseases; and that our drugs are potentially valuable for disease treatment. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery and development, which include, without limitation, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing; the inability of the company to finance the full development of its drugs; the ability to file an IND or commence clinical studies; the inability to get regulatory approval; the potential of harmful side effects; and the likelihood of our competitors developing better or cheaper alternatives. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For Further Information
Anavex Life Sciences Corp.
Research & Business Development
Email: info@anavex.com

Shareholder & Media Relations
Toll-free: 1-866-505-2895
Outside North America: +1 (416) 489-0092
Email: ir@anavex.com
www.anavex.com